UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant     ☑
Filed by a Party other than the Registrant     ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

VALENCE TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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VALENCE TECHNOLOGY, INC.
12303 Technology Blvd., Suite 950
Austin, Texas 78727

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	9:00 a.m. Central Daylight Time on September 2, 2010.

PLACE	Valence Technology, Inc. Conference Room 12303 Technology Blvd., Suite 950 Austin, TX 78727

ITEMS OF BUSINESS	(1) To elect five members of the Board of Directors;

(2) To ratify the selection of PMB Helin Donovan, LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2011;

(3) To transact such other business as may properly come before the meeting and any adjournment or postponement.

RECORD DATE	You can vote if, at the close of business on July 9, 2010, you were a stockholder of the Company.

PROXY VOTING
All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote promptly either by phone, by Internet or by signing and returning the proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS	The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended March 31, 2010 are available electronically at http://www.proxyvote.com.

July 23, 2010	/s/ Robert L. Kanode
Robert L. Kanode Chief Executive Officer

VALENCE TECHNOLOGY, INC.
12303 Technology Blvd., Suite 950
Austin, Texas 78727

PROXY STATEMENT

These proxy materials are made available in connection with the solicitation by the Board of Directors (referred to as the “Board”) of Valence Technology, Inc., a Delaware corporation (referred to as the “Company,” “Valence,” “we” or “us”), of proxies to be voted at our Annual Meeting of Stockholders for the fiscal year ended March 31, 2010 (our “Annual Meeting”) and at any adjournments or postponements.

You are invited to attend our Annual Meeting on Thursday, September 2, 2010, beginning at 9:00 a.m. Central Daylight Time. The meeting will be held at Valence Technology, Inc., 12303 Technology Blvd., Suite 950, Austin, TX, 78727.

On or about July 23, 2010, proxy materials for the Annual Meeting, including this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010 (the “Annual Report”), are being made available to stockholders entitled to vote at the Annual Meeting.

Stockholders Entitled to Vote

Holders of our common stock at the close of business on July 9, 2010, are entitled to receive this notice and to vote their shares at the Annual Meeting. Common stock is the only outstanding class of securities entitled to vote at the Annual Meeting. As of July 9, 2010, there were 133,142,525 shares of our common stock outstanding. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and at our principal executive offices, between the hours of 9:00 a.m. and 5:00 p.m., Central Daylight Time, for 10 days prior to the Annual Meeting.

Voting

Each share of our common stock is entitled to one vote on each matter properly brought before the meeting. All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If you vote, whether by phone, by Internet, or by signing and returning your proxy, without specifying how the shares represented thereby are to be voted, the proxy will be voted FOR the approval of Proposal One,  the election of the directors proposed by our Board unless the authority to vote for the election of such directors is withheld, and, if no contrary instructions are given, the proxy will also be voted FOR the approval of Proposal Two, the ratification of the selection of PMB Helin Donovan, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011, in each case as more fully described in this Notice of Annual Meeting and Proxy Statement. You may revoke or change your proxy at any time before the Annual Meeting.  If your shares are registered in your name, you may revoke your proxy by filing with our Corporate Secretary at our principal executive offices at 12303 Technology Blvd., Suite 950, Austin, TX, 78727, a notice of revocation or another signed proxy with a later date.   If your shares are registered in street name, you should contact your broker, bank or nominee to arrange a revocation.

Internet Voting

A number of brokerage firms and banks offer Internet voting options. The Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see how they may vote via the Internet. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

Proxies

Your vote is important. If your shares are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in “street name.”  We encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend.  All stockholders can vote by written proxy card, by phone or by Internet.  Your submission of the proxy will not limit your right to vote at the Annual Meeting if you later decide to attend in person.   If your shares are held in street name, you must obtain a proxy, executed in your favor, from the holder of record in order to be able to vote at the meeting.

Delivery of Notice of Internet Availability

In accordance with the rules adopted by the Securities and Exchange Commission, or SEC, except for stockholders who have requested otherwise, we have generally mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”).  The Notice of Internet Availability provides instructions either for accessing our proxy materials, including this Proxy Statement and the Annual Report, at the website address referred to in the Notice of Internet Availability, or for requesting printed copies of the proxy materials by mail or electronically by mail.  If you would like to receive a paper or email copy of our proxy materials either for this Annual Meeting or for all future meetings, you should follow the instructions for requesting such materials included in the Notice of Internet Availability sent to you.

Most stockholders of Valence hold their shares through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own name.  If you hold your shares in street name, the Notice of Internet Availability or a printed set of the proxy materials, together with a voting instruction form, will be forwarded to you by your broker, bank or other nominee.  If your shares are registered directly in your name, the Notice of Internet Availability or a printed set of the proxy materials, together with a proxy card, has been sent to you directly by Valence.

Quorum

The presence, in person or by proxy, of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for determining the presence of a quorum. Broker non-votes occur when a broker holding customer securities in street name has not received voting instructions from the customer on certain non-routine matters and, therefore, is barred by the rules of the applicable securities exchange from exercising discretionary authority to vote those securities.

Delivery of Documents to Security Holders Sharing an Address

We are delivering, or making available electronically, this Proxy Statement and our Annual Report to all stockholders of record as of the record date.  Stockholders residing in the same household who hold their shares in street name may receive only one Proxy Statement and Annual Report if previously notified by their bank, broker, or other holder.  This process by which only one Annual Report or Proxy Statement, as the case may be, is delivered to multiple security holders sharing an address, unless contrary instructions are received from one or more of the security holders, is called “householding.” Householding may provide convenience for stockholders and cost savings for companies.  Once begun, householding may continue unless instructions to the contrary are received from one or more of the stockholders within the household.

Street name stockholders in a single household who received only one copy of the Proxy Statement and Annual Report may request to receive separate copies in the future by following the instructions provided on the voting instruction form sent to them by their bank, broker, or other holder of record.  Similarly, street name stockholders who are receiving multiple copies may request that only a single set of materials be sent to them in the future by checking the appropriate box on the voting instruction form.  Otherwise, street name stockholders should contact their bank, broker, or other holder.

Solicitation of Proxies

We will bear the entire cost of solicitation, including the preparation, assembly, printing, mailing and electronic posting of the Notice of Internet Availability, this Proxy Statement, the proxy, and any additional solicitation materials made available to the stockholders. Copies of solicitation materials will be made available to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers, or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to make any supplemental solicitation of proxies.

Code of Business Conduct and Code of Ethics

We have adopted a Code of Business Conduct and a Code of Ethics applicable to all of our employees, including our Chief Executive Officer, Chief Financial Officer, and all other senior financial executives, and to our directors when acting in their capacity as directors. Our Code of Business Conduct and our Code of Ethics are designed to set the standards of business conduct and ethics and to help directors and employees resolve ethical issues.  The purpose of our Code of Business Conduct and our Code of Ethics is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner.  Employees may submit concerns or complaints regarding audit, accounting, internal controls, or other ethical issues on a confidential basis by means of a toll-free telephone call or an anonymous email.  We investigate all concerns and complaints.  Copies of our Code of Business Conduct and our Code of Ethics can be found in the Investor Relations section of our website at www.valence.com.  In addition, copies of our Code of Business Conduct and our Code of Ethics are available to investors free of charge upon written request.  Any written request should be sent by mail to Valence Technology, Inc., 12303 Technology Blvd., Suite 950, Austin, Texas 78727, Attn: General Counsel, or should be made by telephone by calling our General Counsel at (888) 825-3623.

We intend to disclose on our website amendments to, or waivers from, any provision of our Code of Business Conduct and our Code of Ethics that apply to our Chief Executive Officer, Chief Financial Officer, and persons performing similar functions and amendments to, or waivers from, any provision which relates to any element of our Code of Business Conduct and our Code of Ethics described in Item 406(b) of Regulation S-K.

Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any stockholder who intends to present a proposal at the 2011 Annual Meeting of Stockholders for inclusion in our proxy statement and proxy form relating to that Annual Meeting must submit the proposal to us at our principal executive offices by March 25, 2011, the date which is at least 120 days prior to July 23, 2011, the anniversary of the date of this Proxy Statement.  In addition, in the event we do not receive a stockholder proposal by March 25, 2011, the proxy to be solicited by the Board for the 2011 Annual Meeting will confer discretionary authority on the holders of the proxy to vote the shares if the proposal is presented at the 2011 Annual Meeting without any discussion of the proposal in the proxy statement for that meeting.  The rules and regulations of the SEC provide that if the date of our 2011 Annual Meeting is advanced or delayed more than 30 days from the first anniversary date of the 2010 Annual Meeting, we must receive stockholder proposals intended to be included in the proxy materials for the 2011 Annual Meeting within a reasonable time before we begin to print or post on the Internet our proxy materials for the 2011 Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Proposal One is the election of five members of our Board. Our Fourth Amended and Restated Bylaws provide that the number of directors constituting the Board shall be between four and seven, to be fixed by the Board from time to time. The Board has currently fixed the number of directors at five.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. If any nominee is unwilling to serve as a director at the time of the Annual Meeting, the proxies will be voted for such other nominee(s) as shall be designated by the then current Board to fill any vacancy. We have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

The Board proposes the election of the following nominees as directors:

Carl E. Berg
Robert L. Kanode
Vassilis G. Keramidas
Bert C. Roberts, Jr.
Donn V. Tognazzini

If elected, the foregoing five nominees are expected to serve until the 2011 Annual Meeting of Stockholders. The five nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected.

The principal occupation and certain other information about the nominees and certain executive officers and significant employees are set forth on the following pages.

Our Board of Directors unanimously recommends a vote “FOR” the election of the nominees listed above.

MANAGEMENT

Directors and Executive Officers

The following tables set forth certain information with respect to our directors, officers and significant employees as of July 9, 2010. The following persons serve as our directors:

Directors	Age	Present Position
Carl E. Berg	73	Director and Chairman of the Board
Robert L. Kanode	60	Director
Vassilis G. Keramidas (1)(2)	70	Director
Bert C. Roberts, Jr. (1)(2)(3)	67	Director
Donn V. Tognazzini (1)(2)(4)	76	Director

(1)   Member of Audit Committee.
(2)   Member of the Compensation Committee.
(3)   Chairman of the Compensation Committee.
(4)   Chairman of the Audit Committee.

The following persons serve as our executive officers:

Executive Officers	Age	Present Position
Robert L. Kanode	60	Chief Executive Officer and President
Ross A. Goolsby	43	Chief Financial Officer
Randall J. Adleman	53	Vice President of Sales and Marketing
Khoon Cheng Lim	65	Chief Technology Officer
Roger A. Williams	62	General Counsel, Vice President of Legal and Assistant Secretary

Our executive officers are appointed by and serve at the discretion of the Board. There are no family relationships between any director and any executive officer.

Carl E. Berg.  Mr. Berg helped found us, has served on the Board since September 1991, and currently serves as the Chairman of the Board.  Mr. Berg has been a major Silicon Valley industrial real estate developer and a private venture capital investor.  Mr. Berg also serves as the chairman of the board, chief executive officer, and director of Mission West Properties, Inc., a real estate investment company, and as a director of Monolithic Systems, Inc. Mr. Berg holds a Bachelor of Arts degree in Business Administration from the University of New Mexico, Albuquerque.

The Board concluded that Mr. Berg’s substantial experience as a businessman and investor, and his large equity position in Valence qualifies him to serve as a member of our Board of Directors and the Chairman of the Board of Directors.

Robert L. Kanode.  Mr. Kanode joined us as our President and Chief Executive Officer in March 2007 and is a member of our Board.  Mr. Kanode has over 14 years of experience in the battery industry.  From 2001 to 2006, Mr. Kanode served as a senior partner for The Sales & Performance Group, a consulting group based in New York, where he worked with Fortune 500 companies to commercialize their products and services, to develop manufacturing, marketing, sales, and service functions, and to identify and develop global niche retail and OEM markets.  Prior to his tenure there, Mr. Kanode served as president of OptiTec LLC and other private companies. Mr. Kanode holds a Bachelor of Science degree in Aviation Management from Auburn University.

As the only management representative on our Board, Mr. Kanode provides an insider’s perspective to our Board discussions about the business and strategic direction of the Company. The Board concluded that Mr. Kanode’s experience and understanding of our business gained through his role as our President and Chief Executive Officer qualifies him to serve as a member of our Board of Directors.

Vassilis G. Keramidas, Ph.D.  Dr. Keramidas joined us as a director in August 2004.  Dr. Keramidas currently serves as the managing director of Keramidas International Associates, LLC, which provides consulting services in connection with the generation, management, commercialization and disposition of intellectual property, technology commercialization and strategic research planning.  He is currently a director of Twenty First Century Battery, LTD.  From 1997 to 2003, Dr. Keramidas served as vice president of formative technologies at Telcordia Technologies (formerly Bellcore), and from 1984 to 1997, he served in director and executive director of research positions with Bellcore.  Prior to that, Dr. Keramidas worked as a researcher and research director at Bell Laboratories from 1973 to 1983.  Dr. Keramidas holds a Bachelor’s Degree in Physics from Rockford College, a Bachelor’s Degree in Electrical Engineering from the University of Illinois, a Master’s Degree in Physics from John Carroll University, and a Ph.D. in Solid State Science (Applied Physics) from the Materials Research Laboratory of Pennsylvania State University.  For his contributions to his field and his technical leadership, Dr. Keramidas has been elected a Fellow of the Institute of Electrical and Electronic Engineers.

The Board concluded that Mr. Keramidas’ combination of independence and experience, including his experience as an executive officer in the technology field, qualifies him to serve as a member of our Board of Directors.

Bert C. Roberts, Jr.   Mr. Roberts originally joined us as a director in 1992 and served until 1993 prior to rejoining us as a director in 1998.  Mr. Roberts served as the outside chairman of WorldCom, Inc. from 1998 until December 2002.  On July 21, 2002, WorldCom, Inc. and substantially all of its active U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York.  Mr. Roberts served as chairman of MCI, a telecommunications company, from 1996 until 1998, chairman and chief executive officer from 1992 to 1996, and chief executive officer in 1991 after having served as president and chief operating officer since 1985.  In 2002, Mr. Roberts retired, and serves on the board of the Prostate Cancer Foundation and is on the advisory boards of several high tech companies.  Mr. Roberts holds a Bachelor of Science degree in Engineering from Johns Hopkins University.

The Board concluded that Mr. Roberts’ combination of independence and experience, including past experience as an executive officer and service on multiple boards of directors, qualifies him to serve as a member of our Board of Directors.

Donn V. Tognazzini.   Mr. Tognazzini joined us as a director in July 2008.  From November 1998 to December 2007, prior to its merger with Venoco Inc., he was the president and chief executive officer of Gato Corporation, an independent oil producer.  Mr. Tognazzini was senior vice president and later executive vice president of Starbuck, Tisdale & Associates, a professional investment management firm, from 1986 to 2005.  He has over four decades of executive experience in the financial services industry, including serving as corporate vice president and manager for First Boston Corporation and Bache, Halsey, Stuart, Shields.  Early in his career, Mr. Tognazzini served two years as a Naval Intelligence officer.  Mr. Tognazzini holds a Bachelor of Arts degree from Stanford University and a Masters in Business Administration from Harvard Business School.

The Board concluded that Mr. Tognazzini’s combination of independence and experience as an executive officer qualifies him to serve as a member of our Board of Directors.

Ross A. Goolsby. Mr. Goolsby joined us in November 2008 and serves as our Chief Financial Officer, leading our worldwide financial operations.  Prior to joining Valence, he served as senior vice president and chief financial officer for publicly traded Healthtronics Inc. from 2007 to 2008, where he oversaw the finance and treasury departments. From 2001 to 2006, Mr. Goolsby held the position of chief financial officer with publicly traded SigmaTel, Inc. Prior to that he held the position of chief financial officer at Utiliserve, Inc. He began his career working in the Houston and Dallas offices of Ernst & Young. Mr. Goolsby earned a Bachelor of Business Administration in Accounting from the University of Houston.

Randall J. Adleman. Mr. Adleman joined Valence in March 2010, and serves as our Vice President of Marketing and Sales. From January 2007 until February 2010, Mr. Adleman served as the principal and founder of Fords Barron Advisership, LLC, a corporate consultancy focused on senior leadership challenges within the power quality and energy industries. From September 2003 to June 2006, he was Senior Vice President of Sales & Implementation Services at software maker Misys Healthcare. Prior to that time, he held various executive sales leadership roles, including Vice President of Sales & Service at Ingersoll-Rand Energy Systems, and Vice President of Americas Sales at Powerware, a global leader in the power quality industry Mr. Adleman holds an undergraduate degree from Colgate University and an MBA in Marketing from Fairleigh Dickinson University.

Khoon Cheng Lim, Ph.D. In November 2008 we announced the appointment of Dr. Lim as our Chief Technology Officer.  Dr. Lim provided consulting services to us in 2007 and 2008 prior to his appointment as our Chief Technology Officer.  Dr. Lim also serves as the president and co-founder of Pleiades Battery Manufacturing, a Chinese lithium-ion battery development and manufacturing company, of which Carl E. Berg is a director and principal stockholder. (There are no commercial relationships between Valence and Pleiades).  From 2005 to 2007, Dr. Lim served as the general manager and co-founder of Energy Sciences International, LLC, a consulting firm specializing in lithium-ion battery manufacturing technologies and advanced production machine designs.  From 1998 to 2005, Dr. Lim served as the chief technology officer, general manager and co-founder of Macro Energy-Tech, Inc., a consumer electronics lithium-ion battery producer.  Additionally, Dr. Lim held positions with Hughes Research Laboratory and The Institute of Conducting Polymer and Organic Solids.  He was a post doctoral fellow of Los Alamos National Laboratory.  Dr. Lim holds a Ph.D. in Physics from SUNY-Buffalo and both a Masters of Education and a Bachelors of Science in Physics from the University of Malaya in Kuala Lampur.  He is a member of the American Institute of Physics and the Electrochemical Society.

Roger A. Williams. Mr. Williams joined us in April 2001 and serves as our General Counsel, Vice President of Legal and Assistant Secretary.  Mr. Williams has been a practicing intellectual property attorney for 35 years, having practiced in both private law firm and corporate positions.  From 1991 to 2001, Mr. Williams served as chief patent counsel and associate general counsel for the pharmaceutical company G.D. Searle & Co.  Mr. Williams has his Juris Doctor degree from Drake University Law School and a Bachelor of Science degree in Chemistry from Western Illinois University.  He is a member of the California and Indiana bars.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Leadership and Independence

Our Board separates the role of Chairman of the Board (held by Mr. Berg) from the role of Chief Executive Officer (held by Mr. Kanode) because it believes that this structure currently provides the most efficient and effective leadership model for the Company.  Our Board was comprised of a majority of independent directors for the fiscal year ended March 31, 2010.  Our independent directors, as defined in the NASDAQ listing standards, are Vassilis G. Keramidas, Bert C. Roberts, Jr., and Donn V. Tognazzini.

Meetings and Committees

The Board held four meetings during fiscal year 2010 and acted one time by unanimous written consent.  The Board has an Audit Committee and a Compensation Committee.  It currently does not have a Nominating Committee.  Each director attended 75% or more of all the meetings of the Board and those committees on which he served in fiscal year 2010.

Audit Committee

During fiscal year 2010, the Audit Committee consisted of Dr. Keramidas, Mr. Roberts and Mr. Tognazzini. Each of Dr. Keramidas and Messrs. Roberts and Tognazzini  are independent directors, within the meaning of the applicable NASDAQ listing standards and SEC rules.

The Audit Committee recommends the engagement of our registered independent public accounting firm, reviews the scope of the audit to be conducted by the registered independent public accounting firm and periodically meets with the registered independent public accounting firm and our Chief Financial Officer to review matters relating to our financial statements, our accounting principles and our system of internal accounting controls, and reports its recommendations as to the approval of our financial statements to the Board.  The role and responsibilities of the Audit Committee are more fully set forth in a written charter adopted by the Board.  A copy of the Amended and Restated Charter of the Audit Committee can be found in the Investor Relations section of the Company’s website at www.valence.com.

Dr. Keramidas, Mr. Roberts, and Mr. Tognazzini qualified as financially sophisticated audit committee members as required by the applicable NASDAQ listing standards.  The Board has determined that Mr. Tognazzini qualifies as the financial expert currently serving on our Audit Committee.  The Board has determined that the Audit Committee can satisfactorily discharge its duties and responsibilities.  The Audit Committee held five meetings and did not act by unanimous written consent during fiscal year 2010.

Compensation Committee

During fiscal 2010, the Compensation Committee consisted of Dr. Keramidas, Mr. Roberts and Mr. Tognazzini. Each of Dr. Keramidas and Messrs. Roberts and Tognazzini are independent directors, within the meaning of the applicable NASDAQ listing standards.  The Compensation Committee is responsible for considering and making recommendations to the Board regarding executive compensation and is responsible for administering our stock option and executive incentive compensation plans.  The Board has adopted a written charter for the Compensation Committee, a copy of which can be found in the Investor Relations section of the Company’s website at ww.valence.com.  The Compensation Committee held five meetings and did not act by unanimous written consent during fiscal year 2010.

Director Nominations

We do not have a standing nominating committee. Our Board does not believe that it is necessary for us to have a standing nominating committee as we have a relatively small Board and our independent directors will serve in the capacity of a nominating committee when necessary.  All of our directors participate in the consideration of director nominees.  However, consistent with applicable NASDAQ listing standards, each director nominee must be selected or recommended for the Board’s selection by a majority of the independent directors on our Board.  We currently do not have a charter or written policy with regard to the nomination process. In considering candidates for directorship, the Board considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met in order to be recommended as a nominee. The Board does believe, however, that all Board members should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with their performance as a director of a public corporation.

Our Board may employ a variety of methods for identifying and evaluating nominees for director, including stockholder recommendations.  The Board regularly assesses its size, the need for particular expertise on the Board and whether any vacancies are expected due to retirement or otherwise.  If vacancies are anticipated or otherwise arise, the Board will consider various potential candidates for director who may come to the Board’s attention through current Board members, professional search firms or consultants, stockholders or other persons.  The Board may hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates.  No such consultants or search firms have been used to date and, accordingly, no fees have been paid to consultants or search firms in the past fiscal year.  The Board does not evaluate candidates differently based on who made the recommendation for consideration. Although the Company does not have a formal policy concerning diversity considerations, the Board does consider diversity with respect to viewpoint, skills and experience in determining the appropriate composition of the Board and identifying director nominees.

Stockholders who wish to recommend a nominee for election as director at an annual stockholder meeting must submit their recommendations at least 120 calendar days before the date that our proxy statement is released to stockholders in connection with the previous year’s annual meeting of stockholders, or March 25, 2011 for the 2011 Annual Meeting of Stockholders.  Stockholders may recommend candidates for consideration by the Board by writing to our Secretary at 12303 Technology Blvd., Suite 950, Austin, Texas 78727, giving the candidate’s name, age, business and residence contact information, biographical data, including the principal occupation or employment of the candidate, qualifications, the class and number of our shares, if any, beneficially owned by such candidate, a description of all arrangements or understandings between the stockholder and the candidate and any other person or persons (naming them) pursuant to which the nominations are to be made by the stockholder, and any other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, pursuant to Regulation 14A under the Exchange Act.  A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any stockholder recommendation.  Any stockholder who wishes to recommend a nominee for election as director also must provide his, her or its name and address, as they appear in our books, the number and class of shares beneficially owned by such stockholder and any other information that is required to be provided by the stockholder pursuant to our Fourth Amended and Restated Bylaws and Regulation 14A under the Exchange Act.

Policy on Attending the Annual Meeting

We encourage, but do not require, all incumbent directors and director nominees to attend our annual meetings of stockholders.  At our 2009 Annual Meeting of Stockholders, one director was in attendance.

Stockholder Communications with the Board of Directors

Stockholders may communicate with the Board by sending a letter to the Board of Directors of Valence Technology, Inc., c/o Office of the Secretary, 12303 Technology Blvd., Suite 950, Austin, Texas 78727.  All communications must contain a clear notation indicating that they are a “Stockholder–Board Communication” or “Stockholder–Director Communication,” and must identify the author as a stockholder.  The office of the Secretary will receive the correspondence and forward it to the Chairman of the Board or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, or does not reasonably relate to our company or our business, or is similarly inappropriate.  The office of the Secretary has authority to discard any inappropriate communications or to take other appropriate actions with respect to any inappropriate communications.

Risk Oversight

The Board oversees our management, which is responsible for the day-to-day issues of risk management.  Such oversight is facilitated in large part by the Audit Committee, which receives reports from management, and the Company’s independent registered public accounting firm.  In addition, members of management may also report directly to the Board on significant risk management issues.

Directors’ Compensation

Our non-employee directors are eligible to receive cash compensation of $2,000 for each regularly scheduled quarterly Board meeting and are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.  Directors who are employees do not receive separate compensation for their services as directors, but are eligible to receive stock options.

Historically, our directors received stock option grants pursuant to the 2000 Stock Option Plan.  The Company’s policy, as established by the Compensation Committee, was to grant each new director initial stock options to purchase shares of common stock upon election to the Board.  These options vested in equal installments over three years.  In addition, each director re-elected to the Board was eligible to receive stock options to purchase shares of common stock in connection with such re-election or otherwise, at the discretion of the Compensation Committee.  These options vest in equal installments over three years.  The per share exercise price for these options was the fair market value of a share of our common stock on the day the options were granted.

The Board adopted the Valence Technology, Inc. 2009 Equity Incentive Plan (the “2009 Plan”) in April 2009, and the Company’s stockholders approved the 2009 Plan at the 2009 Annual Meeting.  Each of our non-employee directors will receive annual stock option grants pursuant to the 2009 Plan.  The Company’s policy is to grant each new director an option to purchase 100,000 shares of common stock upon election or appointment to the Board.  The per share exercise price for these options will be the fair market value of a share of our common stock on the day the option is granted.  On the date of each annual meeting of stockholders thereafter, each individual who is to continue to serve as a non-employee Board member after that meeting will receive an automatic option grant for an additional 50,000 shares of common stock, provided that such individual has served as a non-employee Board member for the six months leading up to such meeting.  There will be no limit on the number of annual option grants any one non-employee Board member may receive over his or her period of Board service.  The shares subject to each initial and annual option grant will vest in four equal annual installments over the member’s period of Board service, with the first such installment to vest upon completion of one year of Board service measured from the grant date.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The principal responsibilities of the Compensation Committee are to establish aggregate compensation levels sufficient to retain and attract executives capable of leading the Company to its business objectives including, but not limited to, compliance with corporate governance requirements and the analysis and implementation of a future direction for the Company.  Specifically, it is the responsibility of the Compensation Committee to establish and administer our policies governing employee compensation and to administer our employee benefits plans, including the 1990 Stock Option Plan, 1996 Non-Employee Directors’ Stock Option Plan, 1997 Non-Officer Employee Stock Option Plan, as amended, 2000 Stock Option Plan, and 2009 Plan (collectively referred to as the “Plans”).  The Compensation Committee also evaluates the performance of management.  The Compensation Committee may delegate authority to subcommittees (consisting solely of one or more members of the Compensation Committee), provided that any decisions made pursuant to such delegated authority and a description of the services rendered are presented to the full Compensation Committee at its next regularly scheduled meeting.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract and retain executives capable of leading us in pursuit of our business objectives and to motivate them in order to enhance long-term stockholder value.  The main elements of the program are competitive pay, bonuses, and equity incentives.  Annual compensation for our executive officers historically consisted of two elements: cash salary and incentives, including stock options.  We do not have a formal management bonus plan; however, it is expected that as we make further progress in achieving the goals of our strategic business plan, the Compensation Committee will recommend the institution of a formal bonus plan as well.

We conduct an annual review of the aggregate level of our executive compensation as part of the annual budget review and annual performance review processes, which includes determining the operating metrics and non-financial elements used to measure our performance and to compensate our executive officers.

Setting Executive Compensation

The Compensation Committee meets regularly to discuss executive compensation matters. At least annually, usually near the beginning of the fiscal year, the Committee performs a review of the total compensation packages of our named executive officers. In determining a named executive officer’s total compensation package, the Compensation Committee considers and reviews each of the components of compensation that we offer our named executive officers to ensure consistency with our compensation philosophy and objectives. The Compensation Committee then determines whether the existing compensation programs are meeting our overall compensation objectives and philosophy and may implement adjustments to achieve a package of total compensation for each of our named executive officers. The Compensation Committee considers whether and to what extent developments in compensation trends should affect our compensation policies and objectives.  Our Chief Executive Officer is not present during the Compensation Committee’s voting or final deliberations regarding the compensation of our named executive officers.

The Company did not make any change to the compensation arrangements existing prior to the beginning of fiscal year 2010 for the Company’s executive officers.

The Compensation Committee considers a variety of individual and corporate factors in assessing our executive officers and making informed compensation decisions.  These factors include each officer’s contributions to our business objectives, the compensation paid by comparable companies to employees in similar situations, and, most importantly, our progress toward our long-term business objectives.  When determining compensation for executive officers, the Compensation Committee looks to the following measures in evaluating our progress:

•	the acquisition and management of capital to allow us to complete development and ultimately realize significant revenues;

•	the recruitment and retention of officers and other important personnel;

•	the progress of our product development program; and

•	the progress in our manufacturing capabilities.

2010 Executive Compensation Components

For the fiscal year ended March 31, 2010, the principal components of compensation for our executive officers were base salary, bonus and grants of stock options.

Base Salary.  We provide executive officers with competitive base salaries to compensate them for services rendered to the Company during the fiscal year.  The Compensation Committee conducts an annual compensation review of the executive officers.  The salary of each executive officer is determined through mutual negotiations between the executive, the Chief Executive Officer (except in his own case), and the Compensation Committee.  We may enter into employment agreements with executive officers, in which case we are required to compensate those executive officers in accordance with their employment agreements.  We currently have employment agreements with our Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Vice President of Sales and Marketing, and General Counsel.  We believe that employment agreements with key executives are in our best interests to assure continuity of management.

Minimum base salaries for our Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, and Vice President of Sales and Marketing are determined pursuant to their employment agreements.  These minimum salaries, the amount of any increase over these minimums and base salaries for the executive officers whose salaries are not specified in an agreement are determined by the Compensation Committee based on a variety of factors, including:

•	compensation levels of similarly positioned executive officers in comparable companies;

•	the performance of the Company as a whole;

•	the performance of the business area or function for which the executive officer is responsible;

•	qualitative factors reflecting the individual performance of the particular executive officer; and

•	the recommendations of the Chief Executive Officer (except in the case of his own compensation).

The base salary paid to each executive officer in fiscal year 2010 is reflected in the column titled “Salary” of the Summary Compensation Table of this Proxy Statement.  On June 16, 2010, the Compensation Committee approved a base salary of $250,000 for our Chief Executive Officer for the fiscal year ending March 31, 2011.

Bonus. We award bonuses in order to align the financial incentives of our executives with our operating goals and to reward exceptional performance. The Compensation Committee has flexibility and discretion in determining executive bonuses, provided that bonus eligibility for our Chief Financial Officer and Vice President of Sales and Marketing is determined pursuant to their employment agreements.  Until the award of his fiscal 2011 compensation by the Compensation Committee, our Chief Executive Officer had been eligible for an annual cash bonus of up to 35% of his base salary and a stock bonus of 300,000 shares per year based on the Company’s financial performance and additional goals set by the Compensation Committee annually.   Effective upon the determination of his fiscal 2011 compensation by the Compensation Committee, the Compensation Committee will review the Chief Executive Officer’s cash bonus targets and stock incentive compensation and set targets or make awards as it determines to be appropriate at the time.  Our Chief Financial Officer is eligible for an annual bonus of up to 40% of his base salary based on revenue goals and net income results.  Our Vice President of Sales and Marketing is eligible for an annual bonus of up to 55% of his base salary based on plan and targeted revenue growth, and up to 71.4% of his base salary at 125% of such plan.

The Compensation Committee’s decision regarding bonuses to be paid to other executives are subjective.  Factors the Compensation Committee considers when determining whether to give a bonus, or the terms of such bonus, include:

•	the Company’s overall financial performance;

•	an executive’s performance during the year; and

•	with respect to executives other than our Chief Executive Officer, the general recommendations and performance evaluations of the Chief Executive Officer.

For the fiscal year 2010, the Compensation Committee awarded a bonus of $60,000 to our Chief Financial Officer, which represents 65% of the full amount of his bonus eligibility pursuant to his employment agreement, based upon the achievement of the timely filing of loan and grant applications with the Department of Energy, improvements in the quality, timeliness, accuracy, and reduced costs of the company’s financial and accounting functions.

On June 16, 2010, the Compensation Committee resolved that our Chief Executive Officer would be eligible to earn a bonus of $100,000 contingent on the Company’s achievement of both a revenue and an EBIT target with respect to the fiscal year ending March 31, 2011, and an additional bonus of $50,000 in the event the Company exceeds both of these fiscal 2011 revenue and EBIT targets by at least 25%.

Long-Term Incentive Equity Awards.  We grant equity awards in an effort to retain talent, to align the interests of our executive officers and stockholders, to provide incentives to maximize stockholder value, to promote executives’ focus on the long-term financial performance of the Company, and to enhance long-term retention.  We have adopted equity incentive plans which provide for the grant of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) and non-qualified stock options to eligible employees and consultants of the Company and its subsidiaries and non-employee directors of the Company.  We rely on long-term equity awards as a key element of compensation for our executive officers so that a substantial portion of their total direct compensation is tied directly to increasing the market value of our Company.   In determining the size of equity-based awards, the Compensation Committee considers competitive grant values for comparable positions as well as various subjective factors primarily relating to the responsibilities of the individual executive, past performance and the executive’s expected future contributions and value to the Company.  The Compensation Committee also considers the executive’s historical total compensation, including prior equity grants, as well as the number and value of options or shares which continue to be subject to vesting under outstanding equity grants.

Options previously granted under the Plans generally vest in equal installments over 3-5 years from the grant date, subject to the optionee’s continued service with the Company or one of its subsidiaries.  Generally, options to be granted under the 2009 Plan, unless otherwise provided, are expected to vest 25% on each annual anniversary of the date of grant until all such options are fully vested or forfeited at the end of a 4-year period.  The Company granted options to Executive Officers during fiscal 2010.  A summary of option grants is provided under the heading “Grants of Plan-Based Awards.”

On June 16, 2010, the Compensation Committee approved a grant to our Chief Executive Officer of a performance-based stock option to purchase up to 500,000 shares of the Company’s common stock based upon the achievement of specified EBIT targets with respect to the Company’s fiscal years 2011 (100,000 shares), 2012 (up to 200,000 shares) and 2013 (up to 200,000 shares).

Potential Payments upon Termination or Change in Control.  Please see the discussion of severance benefits detailed below under the title “Employment Agreements.” The Company believes that it has structured its post-termination payments so as to be able to attract needed talent, but to minimize the magnitude of its post-termination financial obligations.

In connection with the resignation of Alastair Johnston, our former Vice President, Worldwide Marketing & Sales, Mr. Johnston received a $45,980 payment pursuant to a severance agreement in October 2009.

Tax Treatment

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officer and the four other most highly compensated executive officers unless certain performance and other requirements are met.  Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options and other awards that may be granted to our executive officers as described above) satisfies the requirements for exemption from the $1,000,000 deduction limitation.  However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible.  The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of the Company.

Risk Considerations

The Compensation Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Base salaries are fixed in amount and thus do not encourage risk taking. While the performance-based cash bonus awards focus on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the Compensation Committee believes that the bonus program appropriately balances risk and the desire to focus executives on specific short-term goals important to the Company’s success, and that it does not encourage unnecessary or excessive risk taking. The Compensation Committee believes that its long-term equity incentive awards do not encourage unnecessary or excessive risk taking, since the ultimate value of the awards is tied to the Company’s stock price, and since awards are subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

SUMMARY COMPENSATION TABLE

The following table sets forth, as to our Chief Executive Officer and each of our other three most highly compensated executive officers whose compensation exceeded $100,000 during fiscal year 2010 (referred to as the named executive officers), information concerning all compensation paid for services to us in all capacities for the fiscal years ended March 31, 2010, 2009, and 2008, as indicated below.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)

Robert L. Kanode	2010	250,000		—	—	—		250,000
President and Chief Executive Officer	2009	250,000		87,500	—	—		337,500
	2008	250,000		—	—	207,351	(2)	457,351
Ross A. Goolsby	2010	230,000		60,000	56,731	—		346,731
Chief Financial Officer	2009	79,615	(3)	—	435,960	—		515,575
	2008	—		—	—	—		—
Randall J. Adleman(4)	2010	10,096	(5)	—	135,282	—		145,378
Vice President of Sales and Marketing	2009	—		—	—	—		—
	2008	—		—	—	—		—
Alastair Johnston(6)(7)	2010	89,132	(8)	—	—	45,980	(9)	135,112
Vice President, Worldwide Marketing and Sales	2009	183,597		66,222	—	—		249,819
	2008	157,348		—	244,481	—		401,829
Khoon Cheng Lim	2010	200,000		507	—	—		200,507
Chief Technology Officer	2009	83,231	(10)	—	—	—		83,231
	2008	—		—	—	—		—
Roger A. Williams	2010	200,000		—	—	—		200,000
General Counsel and Assistant Secretary	2009	200,000		—	—	—		200,000
	2008	188,769		—	52,390	1,156	(11)	242,315

(1)
Represents the total grant date fair value, as calculated in accordance with Accounting Standards Codification 718 Compensation – Stock Compensation, for stock options granted during the fiscal year ended March 31.

(2)	Represents relocation costs paid in fiscal 2008, which includes a tax gross up of $57,351.
(3)	Represents Mr. Goolsby’s salary from November 17, 2008, his first day of employment with the Company, until the 2009 fiscal year end.
(4)	Mr. Adleman was appointed to Vice President of Sales and Marketing on February 17, 2010, effective March 1, 2010.
(5)	Represents Mr. Adelman’s salary from March 1, 2010, his first day of employment with the Company, until the 2010 fiscal year end.
(6)
Mr. Johnston’s salary, bonus, and other compensation costs were paid in British pounds and have been reported in this table on a converted-to-US dollars basis.  The conversion rates of British pounds to US dollars of 1.598, 1.892, and 2.006 during fiscal years 2010, 2009, and 2008, respectively, were determined by taking an average of the annual reported conversion rates.

(7)	Mr. Johnston’s employment was terminated effective October 21, 2009.
(8)	The salary amounts listed represents Mr. Johnston’s salary from the beginning of the 2010 fiscal year until his termination on October 21, 2009.
(9)	Other compensation costs include a one-time severance payment of $40,0000, and vacation pay of $5,980.
(10)	Represents Dr. Lim’s salary from November 3, 2008, his first day of employment with the Company, until the 2009 fiscal year end.
(11)	Represents life insurance premiums paid by the Company on Mr. Williams’ behalf in fiscal year 2008.

GRANTS OF PLAN-BASED AWARDS

The following table shows for the fiscal year ended March 31, 2010, certain information regarding equity and non-equity incentive plan awards to named executive officers.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/Share)	Grant Date Fair Value of Stock or Option Awards ($)(1)
Robert L. Kanode	—	—	—	—
Ross A. Goolsby(2)	2/8/2010	100,000	$0.78	56,731
Randall J. Adleman(3)	3/1/2010	200,000	$0.93	135,282
Khoon Cheng Lim	—	—	—	—
Roger A. Williams	—	—	—	—

(1)
Represents the total grant date fair value, as calculated in accordance with Accounting Standards Codification 718 Compensation – Stock Compensation, for stock options granted during the fiscal year ended March 31.

(2)
These options vest over a three-year period; thirty-three percent of the options vested on the one year anniversary of the grant date, and the remainder vest in equal installments quarterly over the following 24 months.

(3)
These options vest over a three-year period; thirty-three percent of the options vested on the one year anniversary of the grant date, and the remainder vest in equal installments quarterly over the following 24 months.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows certain information regarding unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of the fiscal year ended March 31, 2010.

	OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Robert L. Kanode	1,500,000	(1)	—		—	1.61	3/13/2017
Ross A. Goolsby	166,250		183,750	(2)	—	1.81	11/17/2018
	—		100,000	(3)	—	0.78	2/8/2020
Randall J. Adleman	—		200,000	(4)	—	0.93	3/01/2020
Khoon Cheng Lim	387,500		112,500	(5)	—	1.65	1/2/2017
Roger A. Williams	50,000	(1)	—		—	5.12	4/16/2011
	14,645	(1)	—		—	6.05	7/30/2011
	10,355	(1)	—		—	6.05	7/30/2011
	300	(1)	—		—	3.82	11/29/2011
	3,750	(1)	—		—	3.95	2/4/2012
	41,250	(1)	—		—	3.95	2/4/2012
	694	(1)	—		—	2.99	4/1/2012
	3,474	(1)	—		—	2.99	4/1/2012
	4,581	(1)	—		—	1.30	7/1/2012
	13,752	(1)	—		—	1.30	7/1/2012
	3,609	(1)	—		—	0.70	10/1/2012
	7,224	(1)	—		—	0.70	10/1/2012
	25,000	(1)	—		—	1.69	12/20/2012
	25,000	(1)	—		—	1.69	12/20/2012
	22,298	(1)	—		—	3.34	6/29/2014
	7,702	(1)	—		—	3.34	6/29/2014
	13,333	(1)	—		—	3.35	11/16/2014
	6,667	(1)	—		—	3.35	11/16/2014
	13,333	(1)	—		—	3.32	12/22/2014
	6,667	(1)	—		—	3.32	12/22/2014
	25,000	(1)	—		—	1.73	8/8/2016
	37,502		12,498	(6)	—	1.49	10/9/2017

(1)	Each of these options was fully vested as of March 31, 2010.
(2)	These options vest as follows: 87,500 shares will vest on the six month anniversary date of the grant, and the remaining options will vest quarterly over the next thirty months.
(3)	These options vest as follows: 33,333 shares will vest on the twelve month anniversary date of the grant, and the remaining shares will vest quarterly over the next 2 years.
(4)	These options vest as follows: 66,667 shares will vest on the twelve month anniversary date of the grant, and the remaining shares will vest quarterly over the next 2 years.
(5)	These options vest as follows: 50,000 options vested immediately on the date of the grant, and the remaining options vest quarterly over the next four years.
(6)	These options vest quarterly over three years.

OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning exercised options and stock that has vested for each of the named executive officers as of March 31, 2010.

OPTION AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Robert L. Kanode	—	—
Ross A. Goolsby	—	—
Randall J. Adleman	—	—
Khoon Cheng Lim	—	—
Roger A. Williams	—	—

Employment Agreements

Robert L. Kanode – President and Chief Executive Officer

Effective March 13, 2007, we entered into an employment agreement with Robert L. Kanode pursuant to which we retained Mr. Kanode as President and Chief Executive Officer at an initial salary of $250,000 per year.  The Board reviews his salary each year, or from time to time at the sole discretion of the Board, and may increase, but not decrease, his salary at the sole discretion of the Board.  His salary for fiscal 2010 was set at $250,000, and has been set at the same in fiscal 2011.  Until the award of his fiscal 2011 compensation by the Compensation Committee, Mr. Kanode had been eligible for an annual cash bonus of up to 35% of his base salary and a stock bonus of 300,000 shares per year based on the Company’s financial performance and additional goals set by the Compensation Committee annually.   Effective upon the determination of his fiscal 2011 compensation by the Compensation Committee, the Compensation Committee will review his cash bonus targets and stock incentive compensation and set targets or make awards as it determines to be appropriate at the time.  Any bonus is at the discretion of the Compensation Committee.

Under his employment agreement, we granted Mr. Kanode stock options to purchase an aggregate of 1,500,000 shares of common stock at an exercise price of $1.61 per share.  The options vest as follows: 250,000 shares vested on September 13, 2007, and the remaining 1,250,000 vested monthly over the remaining two and one-half years.  In accordance with the terms of his employment agreement, Mr. Kanode was reimbursed for his relocation expenses of $150,000 plus a tax gross up of $57,351.

We agreed to nominate Mr. Kanode to the Board for the entire period of his employment as President and Chief Executive Officer and to use our best efforts to cause our stockholders to cast their votes in favor of his continued election to the Board.  Mr. Kanode agreed to resign from the Board when he no longer serves as President and Chief Executive Officer.

Our agreement with Mr. Kanode also provides that, in the event Mr. Kanode is involuntarily separated from us, and conditioned upon his signing an appropriate release document, he will be entitled to a one-time payment equal to his then-current six (6) month base salary.

On June 16, 2010, the Compensation Committee approved a compensation package for Mr. Kanode for the fiscal year ending March 31, 2011.  For the 2011 fiscal year, Mr. Kanode’s salary will remain $250,000 per year.  Mr. Kanode will be eligible for a bonus of $100,000, contingent on the Company’s achievement of both a revenue and an EBIT target with respect to the 2011 fiscal year, and an additional bonus of up to $50,000 in the event the Company exceeds both of these fiscal 2011 revenue and EBIT targets by at least 25%.  In addition, Mr. Kanode was granted performance-based stock options to purchase up to 500,000 shares of the Company’s common stock contingent on the Company’s achievement of EBIT targets with respect to the Company’s fiscal years 2011 (100,000 shares), 2012  (up to 200,000 shares) and 2013 (up to 200,000 shares).

Ross A. Goolsby – Chief Financial Officer

 Effective November 17, 2008, we entered into an employment agreement with Ross A. Goolsby, pursuant to which we retained Mr. Goolsby as Chief Financial Officer of the Company at a salary of $230,000 per year. Under his employment agreement, Mr. Goolsby is eligible for consideration of an annual bonus of up to 40% of his annual salary.  Any bonus will be at the discretion of the Company’s Compensation Committee. Mr. Goolsby was granted stock options to purchase 350,000 shares of the Company’s common stock with an exercise price of $1.81, which was the closing price of our stock on the day Mr. Goolsby commenced employment with our Company, November 17, 2008.  The options vest over a three year period; twenty-five percent of the options vested on the six month anniversary of his commencement of employment, and the remaining options vest in equal installments quarterly over the following thirty months.

In the event that Mr. Goolsby is terminated for other than Good Cause (as defined in the employment agreement), all options that have vested at the time of termination, will become exercisable within ninety days following the date of termination.  In the event of a Change in Control (as defined in the employment agreement), all options that have vested on the date of the Change in Control, plus those options scheduled to vest within six months of the date of the Change of Control, will become exercisable within ninety days following the date of the Change of Control.

Khoon Cheng Lim – Chief Technology Officer

From March 2006 through October 2008, Khoon Cheng Lim, Ph.D., provided consulting services to the Company.  Effective November 3, 2008, we entered into an employment agreement with Dr. Lim, pursuant to which we retained Dr. Lim as Chief Technology Officer of the Company at an annual salary of $200,000 per year.

Dr. Lim received an option grant to purchase 500,000 shares of common stock in January 2007 as a consultant. The options vest as follows: 50,000 vested immediately upon the date of the grant, and the remaining options vest quarterly over the next four years. In the event that Dr. Lim is terminated for other than Good Cause (as defined in the employment agreement), all of his unvested options shall immediately vest at the time of termination and will become immediately exercisable on the date of termination.

Randall J. Adleman – Vice President of Sales and Marketing

Effective March 1, 2010, we entered into an employment agreement with Randall J. Adleman, pursuant to which we retained Mr. Adleman as Vice President of Sales and Marketing of the Company at a base salary of $175,000 per year.   Under his employment agreement, Mr. Adleman is eligible for consideration of an annual bonus of up to 55% of his annual salary.  Any bonus will be at the discretion of the Company’s Compensation Committee.  Mr. Adleman was granted stock options to purchase 200,000 shares of common stock in connection with the start of his employment with us.  The options are to vest over a three-year period, with 33% vesting on March 1, 2011 and the remaining 67% vesting in equal quarterly installments over the remaining two years.  In the event that Mr. Adleman is terminated for other than Good Cause (as defined in the employment agreement), he will be entitled to four (4) months salary payable as of the date of termination.

Roger A. Williams – General Counsel

Effective April 16, 2001, we entered into an employment agreement with Roger A. Williams, pursuant to which we retained Mr. Williams as General Counsel of the Company.  Mr. Williams received an option grant to purchase 50,000 shares of common stock in connection with the start of his employment with us and those shares are now fully vested.

Director Compensation

Our non-employee directors are eligible to receive cash compensation of $2,000 for each regularly scheduled quarterly Board meeting and are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.  Directors who are employees do not receive separate compensation for their services as directors, but are eligible to receive stock options. Historically, our directors received stock option grants pursuant to the 2000 Stock Option Plan.  The Company’s policy, as established by the Compensation Committee, was to grant each new director initial stock options to purchase shares of common stock upon election to the Board.  These options vested in equal installments over three years.  In addition, each director re-elected to the Board was eligible to receive stock options to purchase shares of common stock in connection with such re-election or otherwise, at the discretion of the Compensation Committee.  These options vest in equal installments over three years.  The per share exercise price for these options was the fair market value of a share of our common stock on the day the options were granted.

The Board adopted the 2009 Plan in April 2009, and the Company’s stockholders approved the 2009 Plan at the 2009 Annual Meeting.  Each of our non-employee directors will receive annual stock option grants pursuant to the 2009 Plan.  The Company’s policy, as established by the Board, is to grant each new director a non-statutory option to purchase 100,000 shares of common stock upon election or appointment to the Board.  The per share exercise price for these options will be the fair market value of a share of our common stock on the day the option is granted.  On the date of each annual stockholders meeting thereafter, each individual who is to continue to serve as a non-employee Board member after that meeting will receive an automatic option grant for an additional 50,000 shares of common stock, provided such individual has served as a non-employee Board member for the six months leading up to such meeting.  There will be no limit on the number of annual option grants any one non-employee Board member may receive over his or her period of Board service.  The shares subject to each initial and annual option grant will vest in four equal annual installments over the member’s period of Board service, with the first such installment to vest upon completion of one year of Board service measured from the grant date.

The following table provides information concerning the compensation of directors who are not named executive officers for fiscal year 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)		Total ($)
Carl E. Berg	8,000	—	139,000	(2)	147,000
Vassilis G. Keramidas	8,000	—	—		—
Bert C. Roberts, Jr.	8,000	—	278,000	(2)	286,000
Donn V. Tognazzini	8,000	—	—		—

(1)	Represents the total grant date fair value, as calculated in accordance with ASC 718 Compensation – Stock Compensation, for stock options granted during the fiscal year ended March 31, 2010.
(2)
On June 15, 2009, the Compensation Committee granted options to purchase 200,000 shares and 100,000 shares, respectively, to Mr. Berg and Mr. Roberts.  These options, which were fully vested on the date of grant, were issued in recognition of these directors’ continuing service and dedication to the Company and to replace part of each such director’s stock option grants that had expired in prior years.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended March 31, 2010, the Compensation Committee consisted of Mr. Roberts, Dr. Keramidas, and Mr. Tognazzini. None of the members of the Compensation Committee is an employee or a former employee of ours.  During the fiscal year 2010, none of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on the Compensation Committee of our Board.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the above Compensation Discussion and Analysis.  Based on such reviews and discussions, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee consists of three non-employee directors, each of whom the Board has determined is independent under the applicable NASDAQ and SEC rules.  The role and responsibilities of the Compensation Committee are set forth in a written Charter adopted by the Board.  A copy of the Charter of the Compensation Committee can be found in the Investor Relations section of the Company’s website at www.valence.com.

Respectfully Submitted by the
Compensation Committee of the
Board of the Directors

Bert C. Roberts, Jr. (Chairman)
Vassilis G. Keramidas
Donn V. Tognazzini

REPORT OF AUDIT COMMITTEE

The information in this Audit Committee Report shall not be deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission or to be subject to Regulation 14A or 14C as promulgated by the Securities and Exchange Commission, or to the liabilities of Section 18 of the Exchange Act.

For fiscal year 2010, the Audit Committee of the Board of Directors consisted of Dr. Keramidas, Mr. Roberts and Mr. Tognazzini.

The Audit Committee has furnished the following report:

The Audit Committee assists the Board of Directors in overseeing and monitoring the integrity of our financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes.  The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board.  The Audit Committee reviews and reassesses its charter periodically and recommends any changes to the Board for approval.   A copy of the Amended and Restated Charter of the Audit Committee can be found in the Investor Relations section of the Company’s website at www.valence.com.

The Audit Committee recommended to the Board that our financial statements be included in our Annual Report. The Audit Committee took a number of steps in making this recommendation:

•
The Audit Committee met with the registered independent public accounting firm, both with and without management present, to discuss the results of its audit, its evaluation of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting;

•
The Audit Committee reviewed and discussed the audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles and the reasonableness of significant judgments;

•
The Audit Committee discussed with the registered independent public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380), as may be modified or supplemented; and

•
The Audit Committee received the written disclosures and the letter from the registered independent public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committee), as may be modified or supplemented, and discussed with the registered independent public accounting firm its independence.

Based on the review and discussions with the registered independent public accounting firm concerning the audit, the independence discussions and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report.

Respectfully Submitted by the
Audit Committee of the
Board of Directors

Donn V. Tognazzini (Chairman)
Vassilis G. Keramidas
Bert C. Roberts, Jr.

CERTAIN TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

Our Board has the responsibility to review and approve all related party transactions as described in Item 404 of Regulation S-K promulgated by the SEC, and has delegated concurrent responsibility for these matters to our Audit Committee.  We do not currently have a written policy regarding the approval of all related party transactions.  Each of our directors and executive officers is expected to notify the General Counsel (who, in turn, will provide such information to the Board or Audit Committee) of any proposed related party transaction.  All other proposed related party transactions are subject to approval or ratification by the Board or Audit Committee, except for certain categories of transactions that are deemed to be pre-approved by the Board or Audit Committee. In determining whether to approve or ratify a related party transaction, the Board or Audit Committee will take into account, among other factors deemed appropriate, whether the related party transaction is on terms no more favorable to the counterparty than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Except as disclosed in this Proxy Statement, neither the nominees for election as directors, our directors or executive officers, nor any stockholder owning more than five percent of our issued shares, nor any of their respective associates or affiliates, had any material interest, direct or indirect, in any material transaction to which we were a party during fiscal year 2010, or which is presently proposed.

Carl Berg is the Chairman of our Board of Directors and, individually and together with certain of his affiliates, is a significant stockholder of the Company.  In addition, the Company is indebted to an affiliate of Mr. Berg as described below.  In November 2009, we entered into an exclusive supply agreement with Electric Vehicles International (“EVI”), of which Mr. Berg is a director and principal shareholder.  In fiscal year 2010, we recognized approximately $786,000 in revenue from our supply agreement with EVI.  In fiscal 2009, prior to entering into the supply agreement, we recognized $92,000 in revenue from the sale of our products to EVI.

On February 22, 2010, Berg & Berg Enterprises, LLC (“Berg & Berg”), of which Mr. Berg is the sole manager, purchased 1,086,957 shares of common stock for cash at a price per share of $0.92 for an aggregate purchase price of $1.0 million. The purchase price per share equaled the closing bid price of the Company’s common stock as of February 22, 2010.

On October 13, 2009, Berg & Berg agreed to further extend the maturity date for the loan principal and interest for an amended loan agreement entered into by the Company and Berg & Berg in July 1998 (the “1998 Loan”) and a loan agreement entered into by the Company and Berg & Berg in October 2001 (the “2001 Loan”) from September 30, 2010 to September 30, 2012.  As of March 31, 2010, the outstanding balance of the 1998 Loan and the 2001 Loan was $14,950,000 and $20,000,000, respectively.  No principal or interest was paid on the 1998 Loan or the 2001 Loan in fiscal year 2010.  The 1998 Loan bears interest at one percent over lender’s borrowing rate (approximately 9.0% at March 31, 2010).  The 2001 Loan bears interests at a rate of 8.0% per annum.

On June 11, 2009, Berg & Berg purchased 1,256,281 shares of common stock for cash at a price per share of $1.99 for an aggregate purchase price of $2.5 million. The purchase price per share equaled the closing bid price of the Company’s common stock as of June 10, 2009.

Stock Options Granted to Executive Officers and Directors

For more information regarding the grant of stock options to executive officers and directors in fiscal year 2010, please see the table included in “Director Compensation” and the table “Grant of Plan-Based Awards” and the footnotes thereto included in the Executive Compensation section of our Compensation Discussion and Analysis, above.

Employment Agreements

See “Employment Agreements”, above, for a description of employment agreements between us and our officers.

Indemnification and Insurance

Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and officers and have purchased directors’ and officers’ liability insurance.  In addition, our certificate of incorporation limits the personal liability of our Board members for breaches of their fiduciary duties.

No Loans to Officers or Directors

We currently have no outstanding loans to any officers or directors.  Furthermore, our Board of Directors has resolved that we shall not offer or provide any loans to any officer or director of the Company.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information that has been provided to the Company with respect to beneficial ownership of our common stock as of July 9, 2010, by:

•	Each of our directors and director nominees;

•	Each of the named executive officers;

•	All directors and executive officers as a group; and

•	All other stockholders known by us to beneficially own more than 5% of the outstanding common stock.

The number of shares beneficially owned by each person or group as of July 9, 2010 includes shares of common stock that such person or group had the right to acquire on or within 60 days after that date, including, but not limited to, upon the exercise of options.

For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the 133,142,525 shares of our common stock outstanding on July 9, 2010 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of that date, including, but not limited to, upon the exercise of options.

This table is based upon information supplied by officers, directors, and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Valence Technology, Inc., 12303 Technology Boulevard, Suite 950, Austin Texas 78727.

	Beneficial Ownership
Beneficial Owner	Number of Shares (#)		Percent of Total (%)
1981 Kara Ann Berg Trust, Clyde J. Berg, Trustee; and Clyde J. Berg
10050 Bandley Drive, Cupertino, CA 95014	8,604,270	(1)	6.1%
Carl E. Berg; Berg & Berg Enterprises, LLC; and West Coast Venture Capital, Inc.
10050 Bandley Drive, Cupertino, CA 95014	62,652,157	(2)	44.5%
Robert L. Kanode	1,500,000	(3)	1.1%
Vassilis G. Keramidas	304,943	(4)	0.2%
Bert C. Roberts, Jr.	832,086	(5)	0.6%
Donn V. Tognazzini	347,000	(6)	0.2%
Roger A. Williams	356,468	(7)	0.3%
Ross A. Goolsby	218,750	(8)	0.2%
Khoon Cheng Lim	443,750	(9)	0.3%
Randall J. Adleman	—		—
All directors and executive officers as a group (10 persons)	75,259,424		53.5%

(1)
1981 Kara Ann Berg Trust, Clyde J. Berg, Trustee; and Clyde J. Berg. Based on information contained in a Schedule 13G filed jointly by 1981 Kara Ann Berg Trust, Clyde J. Berg, Trustee and Clyde J. Berg with the SEC on February 14, 2003.  The Trust has no sole voting and dispositive power with respect to any shares and has shared voting and dispositive power with respect to 8,129,270 shares.  Clyde J. Berg has sole voting and dispositive power with respect to 475,000 shares and shared voting and dispositive power with respect to 8,129,270 shares.

(2)
Carl E. Berg, Berg & Berg Enterprises, LLC, and West Coast Venture Capital, Inc. Includes 2,469,506 shares held directly by Mr. Berg; 389,880 shares issuable upon exercise of options held by Mr. Berg that are exercisable within 60 days of July 9, 2010; 36,277,051 shares held by Berg & Berg, of which Mr. Berg is the sole manager; and 23,415,720 shares held by West Coast Venture Capital, Inc. (“West Coast Venture Capital”).  The aggregate number of shares held by Berg & Berg consists of 25,987,308 shares held directly by Berg & Berg; warrants to purchase 133,672 shares; the potential conversion of an aggregate of 3,629,470 shares of Series C-1 Convertible Preferred Stock and Series C-2 Convertible Preferred Stock into common stock (based on a conversion price of $1.98 and $2.96, respectively); 1,525,506 shares held by Berg & Berg Enterprises 401 K Plan FBO Carl E. Berg Basic Transfer, of which Mr. Berg is the Trustee; and 5,001,095 shares held by Berg & Berg Profit Sharing Plan U/A 1/1/80 FBO Carl E. Berg Basic Transfer, of which Mr. Berg is the Trustee.  Mr. Berg has sole voting and dispositive power with respect to 3,009,002 shares and shared voting and dispositive power with respect to 58,605,814 shares.  Berg & Berg has no sole voting and dispositive power with respect to any shares and has shared voting and dispositive power with respect to 36,277,051 shares.  West Coast Venture Capital has no sole voting and dispositive power with respect to any shares and has shared voting and dispositive power with respect to 23,415,720 shares.

(3)	Robert L. Kanode. Includes 1,500,000 shares issuable upon exercise of options that are exercisable within 60 days of July 9, 2010.

(4)	Vassilis G. Keramidas. Includes 2,857 shares held by Dr. Keramidas and 302,086 shares issuable upon exercise of options that are exercisable within 60 days of July 9, 2010.

(5)
Bert C. Roberts, Jr. Includes 150,000 shares held by Mr. Roberts, 50,000 shares held indirectly through various entities, 10,000 shares held by his spouse and 622,086 shares issuable upon exercise of options that are exercisable within 60 days of July 9, 2010.

(6)
Donn V. Tognazzini.  Includes 257,000 shares held by Mr. Tognazzini, 40,000 shares held by Donn V. and Daisy J. Tognazzini, TTEEs of Tognazzini 2003 Trust, and 50,000 shares issuable upon exercise of options that are exercisable within 60 days of July 9, 2010.

(7)	Roger A. Williams. Includes 12,000 shares held by Mr. Williams and 344,468 shares issuable upon exercise of options that are exercisable within 60 days of July 9, 2010.

(8)	Ross A. Goolsby. Includes 218,750 shares issuable upon exercise of options that are exercisable within 60 days of July 9, 2010.

(9)	Khoon Cheng Lim. Includes 443,750 shares issuable upon exercise of options that are exercisable within 60 days of July 9, 2010.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Two is the ratification the Audit Committee’s engagement of PMB Helin Donovan, LLP (“PMB”) to serve as our independent registered public accounting firm for the current fiscal year ending March 31, 2011.  Stockholder ratification of the appointment of our independent registered public accounting firm is not required by the Company’s bylaws or otherwise.  However, we are submitting this proposal to the stockholders as a matter of good corporate practice.

The ratification of PMB as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011, will require the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting.  All proxies will be voted to approve the appointment unless a contrary vote is indicated on the proxy card.

If the appointment of PMB is not ratified, the Audit Committee will reconsider the appointment but shall nonetheless have the authority to continue the appointment of PMB. Even if the appointment is ratified, the Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such change would be in the best interests of the Company and its stockholders.

Fees billed to Valence Technology, Inc. by PMB Helin Donovan, LLP for Fiscal Years 2010 and 2009

The following table sets forth the aggregate fees billed to the Company by PMB Helin Donovan, LLP for the fiscal years ended March 31, 2010 and 2009.

	Fees Billed		Percentage of Services
	2010	2009	2010	2009
Audit fees	$263,181	$304,553	67%	62%
Audit-related fees	19,212	19,835	5	4
Tax fees	—	—	—	—
All other fees	111,191	167,568	28	34
Total fees	$393,584	$491,456	100%	100%

“Audit Fees” billed during fiscal years 2010 and 2009 were for professional services rendered for the audit of our financial statements.  “Audit-Related Fees” billed during fiscal years 2010 and 2009 were for services related to accounting consultation and reviews of a Form S-3 filed with the Securities and Exchange Commission.  “Tax Fees” billed during fiscal years 2010 and 2009 were for professional services rendered for tax compliance, tax advice and tax planning.  “All Other Fees” billed in fiscal years 2010 and 2009 were for testing internal controls under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for us by our independent registered public accounting firm.   During fiscal year 2010, all such services were pre-approved.  The Audit Committee considered the role of PMB in providing audit, audit-related and tax services to us and concluded that such services are compatible with PMB’s role as our independent registered public accounting firm.

The Audit Committee has engaged the accounting firm of PMB Helin Donovan, LLP to serve as our registered independent public accounting firm since the fiscal year ended March 31, 2007.  The Audit Committee approved the appointment of PMB as our principal independent registered public accounting firm. Representatives of PMB are expected to be present at the 2010 Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

Our Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of PMB Helin Donovan, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011.

NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings made by us under those statutes, neither the preceding Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such report be incorporated by reference into any future filings made by us under those statutes.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires our directors, officers (including a person performing a principal policy-making function), and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of ours.  Directors, officers and 10% holders are required by SEC regulations to send us copies of all of the Section 16(a) reports they file.  Based solely upon a review of the copies of the forms sent to us and the representations made by the reporting persons to us, we believe that:

•
On June 23, 2009, Mr. Carl E. Berg filed a Form 4 to report a grant of options to purchase shares of the Company's common stock on June 15, 2009.  On February 26, 2010, Mr. Berg filed a Form 4 to report the purchase of shares of the Company's common stock by Berg & Berg on February 22, 2010.  On May 26, 2010, Mr. Berg filed a Statement of Changes in Beneficial Ownership of Securities on Form 4 to report a grant of an option to purchase shares of the Company’s common stock in a transaction on August 22, 2008.

•	On May 27, 2010, Dr. Vassilis G. Keramidas filed a Statement of Changes in Beneficial Ownership of Securities on Form 4 to report a grant of an option to purchase shares of the Company’s common stock in a transaction on August 22, 2008.

•
On June 23, 2009, Mr. Bert C. Roberts Jr. filed a Form 4 to report a grant of options to purchase shares of the Company's common stock on June 15, 2009.  On May 27, 2010, Mr. Roberts filed a Statement of Changes in Beneficial Ownership of Securities on Form 4 to report the following transactions:  the purchase of shares of the Company’s common stock in eight transactions between January 1, 2000 and February 28, 2002; and the granting of stock options in two transactions on February 4, 2002 and August 22, 2008.  This Form 4 was filed in order to provide a one-time reconciliation of Mr. Roberts’ stock and option holdings in the Company.  To the best of Mr. Roberts’ knowledge, his ownership of the Company’s common stock and stock options therefore has at all times been accurately reflected in the Company's proxy statements and Annual Reports on Form 10-K. However, upon a review of Mr. Roberts’ security ownership records, it came to his and the Company’s attention that certain change and/or annual statements of beneficial ownership reports with respect to Mr. Roberts’ acquisition and/or holdings of the Company’s securities either had not been filed or could not be located and confirmed to have occurred, so the reconciliation filing on May 27, 2010, was made.

ANNUAL REPORT

We filed an Annual Report on Form 10-K with the SEC on June 14, 2010. We may mail or email a copy of our Annual Report on Form 10-K to Stockholders for the fiscal year ended March 31, 2010 concurrently with this Proxy Statement to stockholders requesting that we send mail or email copies of such documents.  In accordance with the rules adopted by the SEC, except for stockholders who have requested otherwise, we have generally mailed to our stockholders a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice of Internet Availability.  The Notice of Internet Availability provides instructions either for accessing this Proxy Statement and the Annual Report on Form 10-K at the website address referred to in the Notice of Internet Availability, or for requesting printed copies of such materials by mail or electronically by mail.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the form of proxy to vote the shares they represent as our Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy.

ON BEHALF OF THE BOARD OF DIRECTORS

/s/ Robert L. Kanode
Robert L. Kanode
Chief Executive Officer
July 23, 2010
12303 Technology Blvd., Suite 950
Austin, Texas 78727

APPENDIX A

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document, including Annual Report on Form 10-K and Proxy Statement, is available at www.proxyvote.com.

M26227-P99971

VALENCE TECHNOLOGY, INC.
Annual Meeting of Shareholders
September 2, 2010 9:00 AM
This proxy is solicited by the Board of Directors

The 2010 Annual Meeting of the Stockholders of Valence Technology, Inc. (the "Company") will be held on Thursday, September 2, 2010 at 9:00 a.m. local time, Central Daylight Time, at the corporate headquarters of Valence Technology, Inc., 12303 Technology Boulevard, Suite 950, Austin, Texas 78727.

The undersigned, having received the notice and accompanying Proxy Statement for said meeting, hereby constitutes and appoints Robert L. Kanode, Ross A. Goolsby, or Roger A. Williams, or any of them, his/her true and lawful agents and proxies, with power of substitution and resubstitution in each, to represent and vote at the 2010 Annual Meeting scheduled to be held on September 2, 2010, or at any adjournment or postponement thereof, on all matters coming before said meeting, all shares of Common Stock of the Company which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse side of this card.

YOUR VOTE IS IMPORTANT
TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M26226-P99971 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VALENCE TECHNOLOGY, INC.

The Board of Directors recommends that you vote FOR the following:

Vote on Directors

1. Election of Directors

Nominees:

01) Carl E. Berg
02) Robert L. Kanode
03) Vassilis G. Keramidas
04) Bert C. Roberts, Jr.
05) Donn V. Tognazzini

For All	Withhold All	For All Except
▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Vote on Proposal

The Board of Directors recommends that you vote FOR the following proposal:

For	Against	Abstain
▢	▢	▢

NOTE: In the discretion of the proxies, such other business as may properly come before the meeting and at any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of the nominees as director, and FOR the ratification of the selection of PMB Helin Donovan, LLP as the Company's independent registered public accounting firm.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date